Exhibit 99.1

Montage Resources Corporation Announces Execution of a Renegotiated Gas Gathering Agreement and Updates its 2020 and 2021 Hedging Portfolio

IRVING, TX- March 16, 2020- (BUSINESS WIRE) - Montage Resources Corporation (NYSE:MR) (the “Company” or “Montage Resources”) today is pleased to announce it has entered into a new consolidated gas gathering agreement and has added downside protection to natural gas prices in 2020 and 2021 through incremental hedges recently executed.

Gas Gathering Agreement

The Company has recently completed the renegotiation of significant existing gas gathering contracts with a midstream partner into a single new consolidated gas gathering agreement in order to enhance its already peer-leading cash operating margins.

Consolidated Gas Gathering Agreement Highlights:

•	Ensures a dedicated gatherer for the Company’s valuable Marcellus Ohio development with a significantly improved fee structure relative to the prior agreements for all existing and future development

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Delivers gas gathering and compression fee reductions relative to the prior agreements, with an estimated undiscounted gross cost savings over the life of the new contact (assuming the Company’s continues its current one-rig development program) of approximately $200 million

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Provides incremental flexibility to Montage by reducing the near-term minimum volume obligations below their prior levels while providing our midstream partner additional certainty on a per-unit basis for any unutilized throughput capacity

•	Eliminates Montage’s potential obligation for incremental capital costs for future pipeline or related facilities construction on its Marcellus Ohio and Utica Dry development

Hedge Portfolio

•	The Company has increased its 2020 natural gas hedges and now has approximately 64% of its projected natural gas production in 2020 hedged with an average floor price of approximately $2.63 per MMbtu

•	The Company has increased its 2021 natural gas hedges by an average of 75,000 MMbtu per day with an average floor price of approximately $2.54

John Reinhart, President and CEO, commented on the Company’s gas gathering agreement, “I am extremely pleased to announce the successful outcome of this new consolidated gas gathering agreement that further enhances the Company’s peer leading cash operating margins and demonstrates our ability to continue to deliver on a contractual cost structure that increases flexibility and positions the Company to improve returns as well as shareholder value. We are happy to continue our partnership with one of the premier midstream providers in the region and believe this agreement contributes value to both parties. In addition, we are continuing to act opportunistically in the current commodity price environment and tactically add additional downside protection to our cash flows by actively managing our hedge book.”

About Montage Resources

Montage Resources is an exploration and production company with approximately 195,000 net effective core undeveloped acres currently focused on the Utica and Marcellus Shales of Southeast Ohio, West Virginia and North Central Pennsylvania. For more information, please visit the Company’s website at www.montageresources.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this press release, including statements regarding Montage Resources’ strategy, future operations, financial position, estimated revenues and income/losses, projected costs and capital expenditures, and prospects, and plans and objectives of management are forward-looking statements. When used in this press release, the words “plan,” “endeavor,” “will,” “would,” ”should,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “continue,” “position,” “potential,” “committed,” “target, ”project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Montage Resources’ current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” in Montage Resources’ Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the Securities and Exchange Commission on March 10, 2020 (the “2019 Annual Report”) and in Montage Resources’ other filings and reports with the Securities and Exchange Commission.

Forward-looking statements may include, but are not limited to, statements about business strategy; reserves; general economic conditions; financial strategy, liquidity and capital required for developing its properties and timing related thereto; realized natural gas, NGLs and oil prices; timing and amount of future production of natural gas, NGLs and oil; hedging strategy and results; future drilling plans; competition and government regulations, including those related to hydraulic fracturing; the anticipated benefits under commercial agreements; marketing of natural gas, NGLs and oil; leasehold and business acquisitions; the costs, terms and availability of gathering, processing, fractionation and other midstream services; the costs, terms and availability of downstream transportation services; credit markets; uncertainty regarding future operating results, including initial production rates and liquid yields in type curve areas; and plans, objectives, expectations and intentions contained in this press release that are not historical, including, without limitation, the guidance set forth herein.

Montage Resources cautions you that all these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, legal and environmental risks, drilling and other operating risks, regulatory changes, commodity price volatility and declines in the price of natural gas, NGLs, and oil, inflation, lack of availability of drilling, production and processing equipment and services, counterparty credit risk, the uncertainty inherent in estimating natural gas, NGLs and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Risk Factors” in the 2019 Annual Report and in Montage Resources’ other filings and reports with the Securities and Exchange Commission.

All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement and are based on assumptions that Montage Resources believes to be reasonable but that may not prove to be accurate. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Montage Resources or persons acting on its behalf may issue. Except as otherwise required by applicable law, Montage Resources disclaims any duty to update any forward-looking statements to reflect new information or events or circumstances after the date of this press release.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Contact:

Montage Resources Corporation

Douglas Kris, Investor Relations

469-444-1736

dkris@mresources.com